CARMAX ANNOUNCES WORKFORCE REDUCTION

Richmond, Va. October 1, 2008 – CarMax, Inc. (NYSE:KMX) today announced that, as a part of its ongoing plan to control costs and enhance its long-term competitive position, it is reducing its service operations workforce by more than 600 associates.  The reductions are being made in a majority of the company’s production superstores, where vehicles are reconditioned.

About a third of the reductions are being made in response to the company’s previously reported lower sales. “Since Memorial Day, we have taken significant steps forward in aligning our costs with current sales levels,” said Tom Folliard, president and chief executive officer.  “Since that time, we have achieved our store staffing objectives in most departments, but it was necessary to make further reductions in service operations in order to reach these staffing goals."

As part of the company’s long-term initiative to decrease costs in the reconditioning area, CarMax is restructuring its cosmetic operations, which resulted in the remaining reductions.  “We believe the steps announced today represent important progress toward our multi-year goal of taking costs out of the reconditioning process while maintaining vehicle quality,” said Folliard.

“This was a difficult but necessary decision for us to make,” said Folliard. “To ease the transition into the job market for these associates, we are offering severance packages, meeting with them individually to explain the decision and providing them with important information about benefits and pay.”  In connection with the reductions, the company estimates that it will incur approximately $7 million of severance costs, which will be included in selling, general and administrative costs in the third quarter ended November 30, 2008.

About CarMax
CarMax, a Fortune 500 company, and one of the Fortune 2008 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., we currently operate 99 used car superstores in 46 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the twelve months ended February 29, 2008, we retailed 377,244 used cars and sold 222,406 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Contacts:
Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Director, Public Relations, (804) 747-0422, ext. 4197